Exhibit 10.1

UNITED STATES CELLULAR CORPORATION
2020 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
Effective January 1, 2020

I.	PURPOSE

•
To provide incentive for the executive officers of United States Cellular Corporation (“U.S. Cellular” or “Company”) to extend their best efforts towards achieving superior results in relation to key performance targets;

•	To reward U.S. Cellular executive officers in relation to their success in meeting and exceeding the performance targets; and

•	To attract and retain talented leaders in positions of critical importance to the success of the Company.

II.	ELIGIBLE PARTICIPANTS

The following U.S. Cellular officers are eligible to participate in this 2020 Executive Officer Annual Incentive Plan (“Plan”): all Executive Vice Presidents. An officer classified as temporary would not be eligible to participate in this plan.

III.	PERFORMANCE MEASURES & WEIGHTINGS

Performance Measures	Component Weighting	Overall Plan Weighting
Consolidated Total Service Revenues	30%	18%
Consolidated Operating Cash Flow	30%	18%
Consolidated Capital Expenditures	15%	9%
Customer Engagement	15%	9%
Consolidated Equivalent Handset Net Additions	10%	6%
Company Performance		60%
Chairman Assessment on Strategic Initiatives		10%
Individual Performance		30%

IV.	PERFORMANCE MEASURES DEFINITIONS

Company Performance - Weighting: 60%: Actual performance will be assessed against the targeted performance for each performance measure. The performance measures are defined below.

Consolidated Total Service Revenues: Total service revenues determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular’ s presentation of total service revenues for external reporting purposes.

Consolidated Operating Cash Flow: Operating cash flow determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular’ s presentation of Adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual bonus and performance share unit plans.

Consolidated Capital Expenditures:  Capital expenditures determined on a consolidated company-wide basis and in a manner consistent with the Company’s presentation of capital expenditures for external reporting purposes.

Customer Engagement:  Customer Engagement as measured by the Loyalty Index Score from the Customer Engagement Total Experience Survey. The Loyalty Index Score is a calculated score of customers’ responses based on their overall experience of U.S. Cellular, including overall brand, network and customer experience, laddering to overall satisfaction, likelihood to recommend and likelihood to continue to do business with U.S. Cellular.

Consolidated Equivalent Handset Net Additions: Equivalent Handset Net Additions are determined on a consolidated company-wide basis and are calculated as consolidated equivalent handset gross additions minus consolidated equivalent handset defections.  The equivalency factor is established by device type (which for this purpose includes postpaid smartphones, postpaid feature phones, and prepaid phones) and is determined by calculating the contribution margin for the particular device type over the average life of customers within that device type and comparing such contribution margins.  The calculated postpaid smartphone lifetime contribution margin is considered to have an equivalency factor of 1.0 (or 100%) and the other device types will have an equivalency factor which represents their respective lifetime contribution margin measure in relation to the postpaid smartphone lifetime contribution margin.  For example, if the lifetime contributions are calculated to be $1,000 for postpaid smartphones, $700 for postpaid feature phones, and $500 for prepaid phones, the equivalency factors are 1.0, 0.7 and 0.5, respectively.  Once established, the equivalency factor is applied to the gross additions and defections in a device category.

Notes:

▪	Results associated with acquisitions and / or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted.

▪	The Chairman in his discretion may adjust targets to reflect unanticipated events.

Chairman Assessment on Strategic Initiatives - Weighting: 10%:
The Chairman in his qualitative and subjective assessment of U.S. Cellular’ s overall company performance during the year will consider the following key factors and any other information he deems relevant in determining the level of attainment for this measure:

▪	Achievement of key goals and objectives provided to the U.S. Cellular board of directors.

▪	Accomplishing / making commendable progress on major initiatives for the year to the extent not covered under the key goals and objectives provided to the board of directors.

▪	Developing and enhancing strategies and plans that strengthen the Company’s ability to successfully compete in the marketplace.

Individual Performance - Weighting: 30%:
Each officer’s individual performance for the year will be assessed by the President and CEO based on such officer’s effectiveness/success with regard to:

▪	Carrying out his/her ongoing responsibilities and key initiatives during the performance year.

▪	Executive level leadership and teamwork.

▪	Identification and development of key talent for succession planning purposes.

▪	Engagement as measured in large part by the Company’s culture survey.

In making these assessments, the President and CEO also will take into consideration:

▪	Performance feedback received on the officer.

▪	The officer’s report on his/her activities/accomplishments for the performance year.

V.	MISCELLANEOUS PROVISIONS

The Plan is subject to the Administrative Guidelines attached hereto as Exhibit A. There are no oral or written agreements or understandings between U.S. Cellular and the participants affecting or relating to this Plan not referenced herein.  If any participant fails to adhere to the ethical and legal standards as referenced by U.S. Cellular policy, U.S. Cellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by U.S. Cellular or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

This Plan shall not be construed as an employment contract or as a promise of continuing employment between U.S. Cellular and the officer.  Employment with U.S. Cellular is terminable at will, i.e., either the participant or U.S. Cellular may terminate the relationship at any time, with or without cause.

The Executive Officer Annual Incentive Plan, as set forth in this document, represents the general guidelines U.S. Cellular intends to utilize to determine what bonus payments, if any, will be paid to the officers. U.S. Cellular reserves the right to modify or terminate the Plan at its sole discretion, at any time (including, during or following the applicable plan year) and for any reason, with or without written notification and without regard to the effect that any such action may have on any officer’s bonus or potential bonus. U.S. Cellular shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all matters of interpretation and application of the Plan.

VI.	BONUS RANGES AS A PERCENT OF TARGET

The bonus ranges were set to reinforce the Company’s pay for performance philosophy.  The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Consolidated Total Service Revenues	90%	110%
Consolidated Operating Cash Flow	80%	120%
Consolidated Capital Expenditures	110%	80%
Customer Engagement	95%	110%
Consolidated Equivalent Handset Net Additions	See Note immediately below

Note related to Consolidated Equivalent Handset Net Additions: Due to small numbers, percentages are not meaningful. Minimum measure is target less 60K, maximum measure is target plus 80K.

Bonus Payouts as a Percent of Target at Minimum and Maximum Performance Levels:

Performance Measure	Minimum	Target	Maximum
Consolidated Total Service Revenues	50%	100%	225%
Consolidated Operating Cash Flow	50%	100%	225%
Consolidated Capital Expenditures	50%	100%	225%
Customer Engagement	50%	100%	225%
Consolidated Equivalent Handset Net Additions	50%	100%	225%

Bonus payouts between the minimum and target performance levels and between the target and maximum performance levels will be computed by interpolation.

Any bonus for performance below the minimum level will be determined and approved at the discretion of the Chairman.

Chairman Assessment on Strategic Initiatives:

Performance Criteria	% Payout Range
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Exceeds target performance: Performance exceeded that which was planned and expected.	120% - 150%
Meets target performance: Performance was essentially equivalent to that which was planned and expected.	80% - 120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Fails to meet target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus.	0%

Individual Performance:

Performance Criteria	% Payout Range
Far Exceeds Expectations (FE)	130% - 150%
Exceeds Expectations (EE)	110% - 130%
Meets Expectations (ME)	80% -110%
Partially Meets Expectations (PM)	0%
Fails to Meet Expectations (FM)	0%

President and CEO	Date

Chairman	Date

Exhibit A
Administrative Guidelines

PLAN YEAR EFFECTIVE DATES	January 1, 2020 - December 31, 2020
GENERAL ADMINISTRATION
The target annual bonus payout for Plan participants will be based on the officer’s base earnings paid during the bonus period. Base earnings include base wages, paid time off, and any differential pay (excludes Short-term disability pay, Long-term disability pay, Paid Parental Leave, Military Service Leave of Absence, any Paid Personal Leave of Absence, bonuses, merit-related lump sum payments, equity, on call pay and any additional compensation not related to base earnings).

VESTING
The bonus does not vest and no bonus shall be paid unless the officer remains employed through the actual bonus payout date. In the event of retirement / death prior to the actual bonus payout date, see special rules below.

NEW HIRE ELIGIBILITY	Eligibility for participation in this Plan and any payout will be determined at the discretion of the President and CEO.
SEPARATION PRIOR TO PAYOUT DATE	Not eligible for a payout unless separation is due to retirement or death under the circumstances described (or unless approved by the President and CEO).
RETIREMENT Prior to Payout Vesting Date DEATH Prior to Payout Vesting Date
Officer must be at least age 55 and have a minimum of 10 years of 401(k) vesting service at time of retirement to be eligible for a payout (unless otherwise approved by the President and CEO).

In the event of death or retirement during the plan year (1/1 - 12/31) a prorated bonus for time worked at target (100% Plan attainment) will be paid provided that.the officer has been employed through at least January 31st of the plan year. An officer who is not employed through at least January 31st of the plan year will not be eligible to receive a prorated bonus payout for the time worked during the year of the event. The payout will be made as soon as administratively possible following the date of the event (but no later than the Bonus Payout Date, as described below).

In the event of death or retirement after the plan year, but before the payout date for the plan year, a participant will be eligible to receive a bonus for time worked in the prior year based upon actual Plan attainment (company, chairman assessment and individual performance). The payout will be made as soon as administratively possible following the date of the event and after receiving actual Plan attainment (but no later than the Bonus Payout Date, as described below).

TRANSFERS/PROMOTIONS WITHIN COMPANY DURING PLAN YEAR
Within/ Between Annual Plans:
If an officer is promoted / transferred within or between annual incentive plan(s), no pro-rations will be made in determining the officer’s bonus. The officer’s bonus will be based on the officer’s plan as of 12/31/20.

Between an Annual Plan and a Quarterly or Monthly Plan:
Prorated payouts from both positions/plans will be determined following the end of the plan year. The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan, the eligible base earnings from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an officer transfers to/from another TDS business unit, he/she will be eligible to receive a bonus deemed appropriate by the Chairman, considering all applicable factors.
BONUS PAYOUT DATE
The bonus will be paid no later than March 15th of the year following the end of the plan year (12/31) (historically, bonuses have been paid in March on or before March 15). Notwithstanding the foregoing, in the event that payment by March 15, 2021 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2021, but in no event later than December 31, 2021. Payment will be in the form of a lump sum.